                                                                   EXHBIT 10.1

                        AMENDED AND RESTATED SALES AGREEMENT

     THIS AMENDED AND RESTATED SALES AGREEMENT (the "Agreement") is made and entered into this 26th day of June, 1998 to be effective as of July 1, 1998 (the "Effective Date") between VISTA MEDICAL TECHNOLOGIES, INC. ("Vista"), a Delaware corporation, and MEDTRONIC, INC. (as defined below, "Medtronic"), a Minnesota corporation.

                                  WITNESSETH:

     WHEREAS, Vista has developed visualization and related information systems for use in, among other areas, cardiothoracic surgical procedures; and

     WHEREAS, Vista and Medtronic Asset Management, Inc., a wholly-owned subsidiary of Medtronic ("MAMI") entered into a Series C Preferred Stock Purchase Agreement dated November 27, 1996 (the "Investment Agreement") pursuant to which MAMI purchased Series C Preferred Stock of Vista; and

     WHEREAS, MAMI is a party to the Amended and Restated Investor Rights Agreement dated November 27, 1996 (the "Investors' Rights Agreement") pursuant to which MAMI received certain registration and other rights; and

     WHEREAS, Vista and MAMI entered into a Sales Agreement dated November 27, 1996 (the "Original Sales Agreement"), as amended by an Amendment Number One to Sales Agreement dated June 9, 1998 ("Amendment No. 1"; the Original Sales Agreement as amended thereby referred to as the "Amended Sales Agreement"); and

     WHEREAS, Vista and MAMI desire to further amend and to restate the Amended Sales Agreement in its entirety to read as set forth herein.

     NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree to amend and restate the Amended Sales Agreement in its entirety as follows effective from and after the Effective Date:


                                  ARTICLE 1
                                 DEFINITIONS

     1.1) SPECIFIC DEFINITIONS. As used in this Agreement, the following terms have the meanings set forth or referenced below:

"AFFILIATE" of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Control" shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

"CHANGE OF CONTROL" means, with respect to Vista, any of the following events: (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) in a single transaction acquires "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Vista representing 50% or more of the combined voting power (with respect to the election of directors) of Vista's then outstanding securities; (2) the consummation of a merger, combination or consolidation of Vista with or into any other corporation, other than a merger, combination or consolidation which would result in the voting securities of Vista outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power (with respect to the election of directors) of the securities of Vista or of such surviving entity outstanding immediately after such merger, combination or consolidation; or (3) the consummation of a plan of complete liquidation of Vista or of an agreement for the sale or disposition by Vista of all or substantially all of Vista's business or assets.

"CONFIDENTIAL INFORMATION" means know-how, trade secrets, and other unpublished or proprietary information disclosed (whether before or during the term of this Agreement) by one of the parties (the "disclosing party") to the other party (the "receiving party") or generated under this Agreement, excluding information which:

     (a) is now or comes to be in the public domain through no fault of the receiving party;

     (b) is released without restriction to the receiving party by the disclosing party in writing;

     (c)  is lawfully obtained by the receiving party from third parties;

     (d) can be demonstrated by competent proof to have been known or hereafter developed by the receiving party independently of any disclosure of "Confidential Information by the disclosing party;

     (e) has been in the possession of the receiving party, as a result of disclosure under this Agreement, for a period of five (5) years; or

     (f) is required by law to be disclosed; provided that the receiving party has given the disclosing party prompt written notice of such disclosure requirement and has cooperated with the disclosing party so that the disclosing party may seek a protective order or other appropriate remedy to avoid or limit such disclosure.

     All Confidential Information disclosed by one party to the other under this Agreement shall be in writing and bear a legend "Company Proprietary," "Company Confidential" or words of similar import or, if disclosed in any manner other than writing, shall be preceded by an oral statement indicating that the information is Company proprietary or confidential, and shall be followed by transmittal of a reasonably detailed written summary of the information provided to the receiving party with identification as Confidential Information designated as above within thirty (30) days.

"EUROPE, THE MIDDLE EAST, AND AFRICA" means those countries included within Medtronic's currently designated "Europe", "Middle East" and "Africa" sales regions as more fully described on Schedule 1.1 hereto.

"EXTENDED GEOGRAPHIES" means the following countries: Japan, Australia, New Zealand, Canada and India.

"FDA" means the U.S. Food and Drug Administration.

"FDA GOOD MANUFACTURING PRACTICES" means as defined in 21 Code of Federal Regulations Part 820.

"FIELD OF USE" means cardiothoracic surgical procedures.

"INTELLECTUAL PROPERTY" means all patents, trade names, trademarks, service marks, copyrights, and applications or registrations for any of the foregoing, inventions, discoveries, know-how, trade secrets, data, information, technology, processes, formulas, drawings, designs, computer programs, licenses, and all amendments, modifications, and improvements to any of the foregoing.

"MEDTRONIC" means Medtronic, Inc. and its Affiliates.

"PRIME RATE" means, for any calendar quarter, the prime commercial lending rate quoted by the Wall Street Journal, as in effect on the first day of such quarter.

"SPECIFICATIONS" means the current (as of the date of the Original Sales Agreement) specifications for the Systems, as have been or may be amended from time to time after the date of the Original Sales Agreement by written agreement of the parties hereto.

"SYSTEMS" means Vista's current (as of the date of the Original Sales Agreement) and future (from and after the date of the Original Sales Agreement) visualization and related information systems, together with all associated accessories and disposables specific to the visualization system in the Field of Use.

"TERRITORY" means the United States, Europe, the Middle East, and Africa and the Extended Geographies.

"UNITED STATES" means The United States of America, including all territories and possessions thereof.

"VISTA" means Vista Medical Technologies, Inc. and its Affiliates.

     1.2) OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

     1.3) OTHER DEFINITIONAL PROVISIONS.

             (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

             (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

             (c) References to an "Exhibit" are, unless otherwise specified, to one of the Exhibits attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

             (d) The term "person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

             (e) The term "Dollars" or "$" shall refer to the currency of the United States of America.

             (f) The term "knowledge" means actual knowledge of a fact or the knowledge which such person or its officers or employees could reasonably be expected to have based on reasonable investigation and inquiry.

             (g) All references to time shall refer to Minneapolis, Minnesota time.


                               ARTICLE 2
             MEDTRONIC AS DISTRIBUTOR IN THE UNITED STATES

     2.1) Appointment.

     (a) Vista hereby appoints Medtronic, and Medtronic hereby accepts appointment, as Vista's exclusive distributor, with the exclusive right to sell and distribute the Systems in the Field of Use in the United States, including the right to place Systems with hospitals or other users under contracts providing for a per procedure pricing basis (as defined in Section 2.4). Vista represents and warrants to Medtronic that all other distributorship agreements and independent sales representative agreements, written or oral, with any third party permitting the sale of Systems in the Field of Use in the United States will be terminated within 90 days after signing this Agreement at Vista's sole cost and expense.

     (b) The initial term ("Initial Term") for Medtronic's rights and obligation as the exclusive distributor for Systems in the United States shall commence on the Effective Date and continue until April 30, 2003. The Initial Term shall have two phases: The first phase ("Phase I") shall commence on the Effective Date and continue until November 30, 1999. The second phase ("Phase II") shall commence on December 1, 1999 and continue until April 30, 2003.

     2.2)      EMPLOYEES.

     (a) Within 60 days after the Effective Date, Medtronic shall hire *** persons to serve as Medtronic's sales and clinical specialist force dedicated to selling and placing the Systems in the United States (the "Field Organization"). In hiring such Field Organization, Medtronic shall make offers of employment to up to *** members of Vista's current sales and clinical specialist force who meet the requirements for the needed positions that Medtronic has identified are necessary to support sales and/or placement
of the Systems.  The Field Organization shall be integrated into the    ***
sales organization and become Medtronic employees effective as of specific dates to be determined. During Phase I, Vista shall reimburse Medtronic on a monthly basis for all expenses associated with the Field Organization, including salaries, commissions, bonuses, medical benefits, and travel
expenses, up to a maximum of   ***   in the aggregate.  Vista shall also
reimburse Medtronic on a monthly basis for any termination expenses (not to exceed 3-months salary per individual) related to the termination or dismissal by Medtronic for performance reasons of any members of Vista's current sales and clinical specialist force who are hired by Medtronic.

     (b) As of the beginning of Phase II, Medtronic shall cover all expenses associated with the Field Organization, including salaries, commissions, bonuses, medical benefits, and travel expenses.

     2.3)      SPECIAL PROVISIONS REGARDING PHASE I

     (a) During Phase I, the Medtronic Cardiac Surgery USCV sales organization shall actively generate leads of interested customers and work cooperatively with the Field Organization to complete sales/placements of Systems.

     (b) Within 45 days of commencement of Phase I, Medtronic shall hire a Marketing/Education Manager fully devoted to Vista and the System.

     (c)       During Phase I:

          (i) Contracts with the hospitals for the sale or placement of Systems shall be entered into by Medtronic in Medtronic's name;

          (ii) Vista shall cooperate with Medtronic to transfer and assign to Medtronic all contracts for the placement of Systems on a per procedure pricing basis that Vista entered into with hospitals prior to the beginning of Phase I. Vista will remain responsible for servicing the Systems placed under such contracts pursuant to Section 2.5. Medtronic shall pay Vista an
amount equal to the total          ***         of such Systems (including
service and upgrade components) placed under such contracts, and Vista shall assign title to such systems and any deposits or prepayments under such
contracts to Medtronic.  Such    ***             shall be based on
straight-line depreciation over three years pursuant to Vista's standard accounting principles.



*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Medtronic shall thereafter pay Vista a portion of Medtronic's gross margin pursuant to Section 2.4(b) on payments received by Medtronic under such transferred contracts. Vista shall use all commercially reasonable efforts to obtain the consent of such hospitals to such assignment, if required by such contract. If any such consent is not obtained, the parties shall cooperate in good faith to cause Vista to continue to perform its obligations under such contract for the benefit of Medtronic.

          (iii) Medtronic shall be responsible for invoicing of all Systems and the collection of accounts receivable; provided that during Phase I, Vista shall retain the billing function with respect to Systems placed on a per procedure pricing basis until such time that the administrative services would be transferred to Medtronic. Medtronic shall record for its account all revenues recognized.

     2.4)      PRICING.


     (a) Medtronic shall purchase Systems from Vista for resale to customers in the United States at a price (the "Transfer Price") determined as follows:

                    (i)  For Phase I, the Transfer Price for units to be sold
               to customers shall equal Vista's             ***
               and to be reasonably determined in accordance with generally accepted accounting principles as then currently applied by Vista, as applicable), plus a mark-up equal to ***; and

                    (ii) For Phase II, the Transfer Price for units to be
               sold to customers shall equal Vista's        ***          plus
               a mark-up equal to  *** of such        ***      ***       plus
               an amount equal to one-half of Medtronic's gross margin
               percentage in excess of   ***.

     (b) Medtronic shall purchase Systems from Vista for placement on a "per procedure pricing basis" (as defined below) with customers in the United
States at a price (the "Transfer Price") equal to Vista's        ***      .
With respect to such Systems placed on a per procedure pricing basis in the United States, Medtronic shall also pay Vista a percentage of Medtronic's "gross margin" (as defined below) as follows:

                    (i) with respect to payments received by Medtronic during Phase I from customers for Systems placed on a per
               procedure pricing basis, Medtronic shall pay Vista    ***   of
               Medtronic's gross margin on such System placement.

                    (ii) with respect to payments received by Medtronic
               during Phase II from customers for Systems placed on a per procedure pricing basis, Medtronic shall pay Vista *** of Medtronic's gross margin, up to a *** gross margin percentage, plus *** of



*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

               Medtronic's gross margin in excess of a *** gross margin percentage, on such System placement, calculated on a cumulative basis since the beginning of Phase II.

     (c)       The Transfer Price to Medtronic of a standard System shall in
no event exceed U.S.   ***   .  (The components of the current standard
System, exclusive of accessories and disposables, are listed on Schedule 3.3).

     (d) As used in this Agreement "per procedure pricing" is defined as a System placed in a cardiothoracic operating room where the amount of the fee billed to the customer is based on System configuration and usage. As used in this Article 2, Medtronic's "gross margin" on the sale of Systems or the placement of Systems on a per procedure basis shall mean Medtronic's Net Sales (as defined below) minus Medtronic's "cost of goods sold", which in the case of a sale of a System shall mean the price paid to Vista by Medtronic for purchase of the System (calculated prior to any gross margin sharing) and in the case of placement of a System on a per procedure basis shall mean the depreciation charge allocated to that System by Medtronic during the relevant period based on a three-year straight-line depreciation of the System. As used in this Article 2, "Medtronic's Net Sales" means the amount that Medtronic, any Affiliate of Medtronic, or any subdistributor of Medtronic under this Agreement receives from third parties (excluding transactions between or among Affiliates of Medtronic, subdistributor's, and/or Medtronic) for sales or placements of Systems pursuant to the terms of this Agreement, less all amounts charged for sales, use, occupation or excise tax, freight, duty or insurance included therein, returns, discounts of any type, and allowances, credits or repayments due to rejections, defects or returns. As used in this Article 2, Medtronic's "gross margin percentage" shall mean Medtronic's gross margin as a percentage of Medtronic's Net Sales.

     (e) Medtronic shall pay the Transfer Price for Systems purchased under Article 2 in full within forty-five (45) days after the date of invoice by Vista. Medtronic's payments to Vista of a percentage of Medtronic's gross margin on Systems placed on a per procedure pricing basis pursuant to subsections 2.4(b) shall be made quarterly within forty-five (45) days after the end of each Medtronic fiscal quarter. Medtronic and Vista shall work together to establish a method for reporting or estimating such per procedure pricing payments on a monthly and quarterly basis to enable both Vista and Medtronic to satisfy their respective internal and external financial reporting obligations.

     (f)       In addition, Medtronic shall be entitled to purchase from
Vista up to    ***   of Vista's current demonstration units at a price equal
to the total    ***   of the Systems as described in Section 2.3(c)(ii).  In
addition, Medtronic shall be entitled to purchase a reasonable number of
demonstration units at a price equal to Vista's     ***      .  The total
number of demonstration units purchased by Medtronic under this Article 2
would not exceed   ***   over the initial term of Medtronic's distribution
pursuant to this Article 2.



*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

     2.5)      UNITED STATES INSTALLATION; REPAIRS AND SERVICE; TRAINING.

     (a) Medtronic shall be solely responsible for selling and installing all Systems in the Field of Use in the United States.

     (b) During the initial one-year warranty period, Vista shall be solely responsible for all repairs and service of Systems in the United
States at Vista's expense. With respect to repairs and service after the warranty period for Systems sold by Medtronic, the purchaser of such System shall be offered by Medtronic on behalf of Vista successive one-year fixed price service contracts. Such service contracts shall be between Vista and such purchaser, but the terms and provisions of such contract shall be reasonably acceptable to Medtronic. If a purchaser fails to accept a service contract, Vista will, if requested by such purchaser, perform repairs and service for a fee from such purchaser based on time and materials spent (with
a target    ***    gross margin to Vista).  With respect to repairs and
service after the warranty period for Systems placed by Medtronic with a customer on a per procedure pricing basis, Vista shall upon Medtronic's request perform such repairs and service and Medtronic shall pay Vista its
   ***   thereof plus a *** mark-up, subject to a maximum of   ***   per System
per year. With respect to repairs and service under per procedure pricing contracts assigned by Vista to Medtronic pursuant to Section 2.3(c)(ii), Vista shall perform all such repairs and service at no additional cost (the depreciated cost thereof is included in the price paid by Medtronic pursuant to such Section 2.3(c)(ii)). Vista's repair and service obligations under this Section shall not include damage due to the System user's abuse or neglect, and shall not include software or hardware upgrades.

     (c) Subject to Section 2.6 below, Medtronic shall be solely responsible for providing customer and physician training to any purchaser of Systems for use in the Field of Use in the United States.

     2.6)      TRAINING.  Vista and Medtronic shall mutually agree on a plan to transition customer training in the United States to Medtronic with a target date of September 30, 1998 but no later than November 1, 1998. Vista shall, at its cost, provide initial technical training of Medtronic's sales specialists and field service supervisors in the United States in the use, installation and service of the Systems at such reasonable times and places as the parties shall agree. Medtronic shall reimburse Vista for Vista's costs of providing ongoing training of Medtronic's field sales and service representatives in the United States (such ongoing training costs to include travel costs, a reasonable mutually agreed upon per diem rate for Vista's sales training personnel, and a reasonable mutually agreed upon cost of sales training materials).

     2.7)      FORECASTS.  Within 60 days after the Effective Date, Medtronic shall provide Vista with a twelve-month forecast indicating by month the number of Systems anticipated to be sold by Medtronic or purchased by Medtronic for use as demonstration units (as updated as provided herein, the "Plan"). The Plan shall be updated by Medtronic on a monthly basis (on or before the first day of each subsequent month) for a rolling successive twelve-month period. The first two months of each Plan shall constitute a firm purchase commitment by Medtronic for delivery of




*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

the number of Systems specified therein. The third month of each Plan shall constitute a firm purchase commitment only insofar as Medtronic agrees not to reduce the quantity specified therein by more than 25%, but Medtronic otherwise may modify such quantity in the next Plan. The fourth through twelfth months of each Plan shall be used for purposes of facilitating Medtronic's marketing plans and meeting the lead times required by certain of Vista's suppliers, but are not legally binding on Medtronic in any manner.

     2.8)      REGULATORY APPROVALS.

     (a) Vista shall be solely responsible for obtaining, at Vista's expense and in Vista's name all necessary regulatory and other approvals from the FDA and any other applicable regulatory agencies prerequisite to the commercial sale of the Systems in the Field of Use in the United States.
Such approval efforts shall include, but not necessarily be limited to, the preparation and filing of any required Investigational Device Exemption, Pre-Market Approval or Section 510(k) filings and the establishment and oversight of any required clinical investigations and clinical follow-up relating to future commercial sale of the Systems. Vista shall promptly notify Medtronic of receipt of any such approvals, and shall provide Medtronic with such information regarding the status of pending approvals as Medtronic may reasonably request.

     (b) Vista shall be responsible for obtaining all import licenses and permits as may be required to import the Systems into the United States (if applicable) in accordance with then prevailing laws and regulations. All such filings and registrations of the Systems shall be in the name of Vista. Medtronic shall cooperate fully with Vista in its efforts to obtain any such approvals.

     (c) Vista shall be considered the manufacturer of the Systems for purposes of any United States regulatory requirements, including medical device reporting and recalls. If Medtronic becomes aware of any reportable event involving Systems which Medtronic has sold or placed on a per procedure pricing basis pursuant to this Agreement, it shall promptly notify Vista of such event. Vista shall promptly notify Medtronic if Vista files an MDR with the FDA. Furthermore, Medtronic shall maintain complete and accurate records of all Systems sold or placed by Medtronic and its subdistributors in sufficient detail to enable Vista to conduct an effective recall of Systems if Vista determines that such a recall is required or otherwise necessary or appropriate. Vista shall have the responsibility of initiating all recalls if necessary. In the event of a recall of any of the Systems, Medtronic will cooperate with and assist Vista in effecting such recall, including promptly contacting any customers that Vista reasonably desires to be contacted and promptly communicating to such customers the information or instructions Vista reasonably desires to be transmitted relating to such recall. Vista shall pay, or reimburse Medtronic, for all costs of effecting such recall, including any shipping costs related to returning recalled Systems to Vista and replacing such recalled Systems with new Systems at Vista's expense.

     2.9)      SALES AND MARKETING.

     (a) Medtronic and Vista shall develop mutually agreed upon marketing, selling, and pricing strategies for the Systems in the United States.

     (b) Medtronic shall be responsible for designing, developing and producing, at Medtronic's expense, Systems sales and marketing materials for use in the Field of Use in the United States.

     (c) At Medtronic's discretion and expense, Medtronic shall demonstrate the Systems in the trade shows booth in connection with its other cardiac surgery products.

     2.10)     NONCOMPETITION.  During the term of Medtronic's distribution of Systems pursuant to this Article 2, Medtronic shall not market or sell in the United States direct visualization products which are competitive with the Systems in the Field of Use ("Competitive Products"); provided that, for purposes of clarification, Competitive Products shall not include intra-vascular or intra-cardiac imaging or visualization products or systems.


                                  ARTICLE 3
              MEDTRONIC AS DISTRIBUTOR IN EUROPE, MIDDLE EAST AND
                       AFRICAAND EXTENDED GEOGRAPHIES

     3.1)      APPOINTMENT.

     (a) Vista hereby appoints Medtronic, and Medtronic hereby accepts appointment, as Vista's exclusive distributor, with the right to sell and distribute the Systems in the Field of Use in Europe, the Middle East and Africa and the Extended Geographies, including the right to place Systems with hospitals or other users under contracts providing for a "per procedure pricing basis" (as defined in Section 2.4). Vista represents and warrants to Medtronic that all other distributorship agreements or sales representative agreements, written or oral, with any third party permitting the sale of Systems in the Field of Use in Europe, the Middle East and Africa and the Extended Geographies have been terminated at Vista's sole cost and expense.

     (b) During the term of Medtronic's distribution rights pursuant to this Article 3, Medtronic shall not market or sell Competitive Products (as defined in Section 2.10) in Europe, the Middle East and Africa or the Extended Geographies.

     3.2)      REGULATORY APPROVALS.

     (a) Medtronic shall be solely responsible for obtaining, at Medtronic's expense and in Medtronic's name, all necessary regulatory and other approvals from the applicable regulatory agencies prerequisite to the commercial sale of the Systems in the Field of Use in the Middle East, Africa and the Extended Geographies (excluding Canada). Such approval efforts shall include, but not necessarily be limited to, the preparation and filing of any required filings and the establishment and oversight of any required clinical investigations and clinical follow-up relating to future commercial sale of the Systems in the Field of Use in the Middle East, Africa and the Extended Geographies (excluding Canada).

     (b) In Europe, Vista will be responsible for gaining, at Vista's expense and in Vista's name, the CE Mark under the appropriate Medical Device Directive. Medtronic will be responsible for all dealings with the appropriate Competent Authority such as Notification, Medical Device Vigilance and national labeling issues, provided that Vista will bear final legal responsibility for the content of all its own labeling. Medtronic will also be named as the "Authorized Representative" as defined in the Directives. Medtronic may also distribute Systems in particular countries within Europe under country-specific regulatory approvals prior to Vista's gaining the CE Mark or in particular countries where CE Mark approval is not the requisite form of commercial sale approval, and in such circumstances Vista shall (i) provide Medtronic with such information and cooperation as is necessary to obtain any such country-specific approvals in Europe, (ii) bear the expenses of meeting any applicable product design and manufacturing facility requirements, and (iii) take all steps as are necessary to meet the EMC Directive.

     (c) In Canada, Vista shall be responsible for obtaining, at Vista's expense and in Vista's name, cETL agency approval prerequisite to the commercial sale of Systems in the Field of Use in Canada. Such approval efforts shall include, but not necessarily be limited to, the preparation and filing of any required filings and the establishment and oversight of any required clinical investigations and clinical follow-up relating to future commercial sale of the Systems in the Field of Use in Canada. Medtronic shall provide Vista reasonable assistance upon request, at Medtronic's expense, in obtaining any necessary Canadian health or regulatory approval.

     3.3)      PRICING.

     (a) For the period from the date of the Original Sales Agreement until December 31, 1998, Medtronic shall purchase Systems for sale or placement in Europe, Middle East, Africa and the Extended Geographies from
Vista at a price (the "Transfer Price")    ***     ***     plus a projected
mark-up presently estimated to be  ***   but in no event less than ***
subject to final determination as hereinafter provided. Such transfer price shall be finally determined by the parties based on market conditions at the time of commercial introduction of the Systems; provided that in no event shall the price to Medtronic of a standard System exceed U.S. *** . (The components of the current standard System, exclusive of accessories and disposables, are listed on Schedule 3.3). No later than December 31, 1998, and by each December 31 thereafter, the parties shall amend the Transfer
Price for the following twelve-month period pursuant to a formula to be mutually agreed to by the parties, taking into account then market conditions.

     (b) In addition, Medtronic shall be entitled to purchase from Vista a reasonable number of demonstration Systems at a price equal to
Vista's    ***   for a  System as determined above.  Such reasonable number of demonstration Systems (not to


*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

exceed *** per year) shall be consistent with the number of Medtronic's "sales specialists" and the number of demonstrations to be conducted by such sales specialists in connection with selling the Systems, and shall include, without limitation, *** demonstration System for each country within the Extended Geographies.

     (c) Payments made by Medtronic for Systems purchased hereunder shall be due and payable in full within sixty (60) days after the date of invoice by Vista.

     3.4)      SALES AND SERVICE.

     (a) Medtronic shall be solely responsible for selling, installing and servicing all Systems in the Field of Use in Europe, the Middle East and Africa and the Extended Geographies. The Systems shall be sold under Vista trademarks and trade names subject to Medtronic's right to indicate its status as distributor thereof on sales and marketing materials for the Systems.

     (b) Subject to Section 3.5 below, Medtronic shall be solely responsible for providing customer and physician training to any purchaser of Systems for use in the Field of Use in Europe, the Middle East and Africa and the Extended Geographies.

     (c) Medtronic shall be solely responsible for establishing, subject to Vista's right to be consulted with respect thereto, the marketing, selling and pricing strategies for the Systems in the Field of Use in Europe, the Middle East and Africa and the Extended Geographies.

     3.5)      TRAINING.

     (a) Vista shall, at its cost, provide initial technical training of Medtronic's sales specialists and field service supervisors in Europe, the Middle East and Africa in the use, installation and service of the Systems at such reasonable times and places as the parties shall agree. Medtronic shall reimburse Vista for Vista's costs of providing ongoing training of Medtronic's field sales and service representatives in Europe, the Middle East and Africa (such ongoing training costs to include travel costs, a reasonable mutually agreed upon per diem rate for Vista's sales training personnel, and a reasonable mutually agreed upon cost of sales training materials).

     (b) Vista shall, at its cost, provide initial technical training of Medtronic's sales specialists, field service supervisors and customers in the Extended Geographies in the use, installation and service of the Systems at such reasonable times and places as the parties shall agree; provided however, that Vista will be required to make available a minimum of one trainer for a minimum of one week. Medtronic shall reimburse Vista for Vista's cost of providing ongoing training of Medtronic's field sales and service representatives in the Extended Geographies (such ongoing training costs to include travel costs, a reasonable mutually agreed


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                                     -12-
upon per diem rate for Vista's sales training personnel, and a reasonable mutually agreed upon cost for sales training materials).

     3.6)      FORECASTS.  On or before January 1, 1997, Medtronic shall
provide Vista with a twelve-month international sales plan indicating by month the number of Systems anticipated to be sold by Medtronic or purchased by Medtronic for use as demonstration units (as updated as provided herein, the "Plan"). The Plan shall be updated by Medtronic on a monthly basis (on or before the first day of each subsequent month) for a rolling successive twelve-month period. The first two months of each Plan shall constitute a firm purchase commitment by Medtronic for delivery of the number of Systems specified therein. The third month of each Plan shall constitute a firm purchase commitment only insofar as Medtronic agrees not to reduce the quantity specified therein by more than 25%, but Medtronic otherwise may modify such quantity in the next Plan. The fourth through twelfth months of each Plan shall be used for purposes of facilitating Medtronic's marketing plans and meeting the lead times required by certain of Vista's suppliers, but are not legally binding on Medtronic in any manner.

     3.7)      EXPORT/IMPORT APPROVALS.

     (a) Vista shall be responsible for obtaining all export licenses and permits as may be required to export the Systems from the country of manufacture into the particular countries within Europe, the Middle East and Africa and the Extended Geographies.

     (b) Medtronic shall be responsible for obtaining all import licenses and permits as may be required to import the Systems into particular countries within Europe, the Middle East and Africa and the Extended Geographies as selected by Medtronic in accordance with then prevailing laws and regulations of such countries. All such filings and registrations of the Systems shall be in the name of Medtronic, whenever feasible in accordance with prevailing laws and regulations. Vista shall cooperate fully with Medtronic in its efforts to obtain any such approvals.

     3.8)      ADDITIONAL ORDER.  Prior to the Effective Date, Medtronic
shall have placed an order with Vista for the purchase and shipment of the following number of Systems for the Extended Geographies:

                Japan                     *** Systems (*** of which shall be a
                                          demonstration System)
                Australia/New Zealand     *** System
                Canada                    *** Systems (*** of which shall be a
                                          demonstration System)

On or prior to December 31, 1998, Medtronic will place an order for purchase and shipment of one System for India.


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                                     -13-

                                   ARTICLE 4
                             DISTRIBUTION GENERALLY

     4.1)      SUBDISTRIBUTORS.  Medtronic may appoint subdistributors for the sale or distribution of Systems in the Field of Use in the Territory, and will provide Vista a list of such subdistributors from time to time. Notwithstanding such appointment of subdistributors, Medtronic shall remain fully responsible for the performance of all of its covenants and obligations hereunder, and any sales by Vista to such Medtronic subdistributors shall be billed by Vista to Medtronic directly.

     4.2)      SALES LEADS.  Vista shall promptly forward to Medtronic all leads for sales of Systems in the Field of Use in the Territory.

     4.3)      INSPECTION AND WARRANTY

     (a) In the event of any shortage, damage or discrepancy in or to a shipment of Systems or in the event any of the Systems fail to comply with the then current specifications for the Systems, Medtronic shall report the same to Vista and furnish such written evidence or other documentation as Vista reasonably may deem appropriate. If the substantiating evidence delivered by Medtronic demonstrates that such shortage, damage or discrepancy or non-conformity with specifications existed at the time of delivery of the Systems at the F.O.B. point, Medtronic may return the Systems to Vista at Vista' expense, and at Medtronic's request Vista shall use all reasonable efforts to deliver promptly replacement Systems to Medtronic in accordance with the delivery procedures set forth herein.

     (b) Vista represents and warrants to Medtronic that all Systems sold and delivered to any account under this Agreement will have been manufactured, if required by law, in accordance with FDA Good Manufacturing Practices, European Medical Device Directive requirements, ISO 9001 certification or successor requirements, and all other applicable manufacturing requirements, and that continually during the term of this Agreement no Systems delivered by Vista to Medtronic or to any Medtronic Account shall be adulterated or misbranded at the time of delivery within the meaning of the U.S. Food, Drug and Cosmetic Act and regulations thereunder. Vista shall cause Medtronic's regulatory personnel to be provided with reasonable access from time to time to the facilities and records of Vista for the purpose of confirming Vista's compliance with all applicable requirements noted in this Section.

     (c) Vista warrants to Medtronic and to Medtronic's customers that Systems sold by Vista will not infringe any currently issued patents, trade secrets, trademarks, or other intellectual property rights of any third party, and that such products shall, when delivered at the F.O.B. point, meet the Specifications and shall be free from defects in materials and workmanship. Medtronic shall invoice Vista for, and Vista shall promptly pay, Medtronic's reasonable labor charges and Medtronic's out-of-pocket materials, handling, shipping, transportation, insurance and other expenses actually incurred in replacing defective Systems which were under warranty.

     (d) THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND

EXCLUDED BY VISTA, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, EXCEPT VISTA SHALL ALSO PROVIDE WITH RESPECT TO SYSTEMS SOLD TO MEDTRONIC OR TO MEDTRONIC'S CUSTOMERS SUCH OTHER WARRANTIES AS VISTA CUSTOMARILY PROVIDES TO ITS CUSTOMERS OR END-USERS OF THE SYSTEMS IN THE FIELD OF USE (A COPY OF THE CURRENT VERSION OF SUCH CUSTOMER WARRANTY IS ATTACHED HERETO AS SCHEDULE 4.3). VISTA MAY CHANGE ITS STANDARD CUSTOMER WARRANTY FROM TIME TO TIME.

     4.4)      TRADEMARKS.  The Systems shall be sold under Vista trademarks and trade names subject to Medtronic's right to indicate its status as distributor thereof on sales and marketing materials for the Systems.

     4.5)      ORDERS.

     (a) Medtronic and Vista shall jointly develop order and delivery procedures and guidelines for the Systems. Medtronic's orders shall be given no less favorable treatment by Vista than orders from any other customers. The parties intend that Medtronic will maintain mutually agreed upon adequate inventories of Systems, and that under most circumstances, Vista will ship Systems directly to locations designated by Medtronic.

     (b) Medtronic shall submit purchase orders for Systems to Vista in writing, whether by mail, telecopier, telegram or otherwise, which shall, at a minimum, set forth the product numbers, quantities, delivery dates, and shipping instructions and shipping addresses for all Systems ordered. All orders shall be subject to acceptance in accordance with the terms of this Agreement by Vista at its office. Each purchase order shall, upon acceptance by Vista, give rise to a contract between Medtronic and Vista for the sale of the Systems ordered and shall be subject to and governed by the terms of this Agreement. The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in Medtronic's purchase order or any Vista or Medtronic acceptance, confirmation, invoice or other document unless duly signed by an officer of Medtronic and an officer of Vista and expressly stating and identifying which specific additional or contrary terms shall supersede the terms and conditions of this Agreement.

     (c) Vista shall not be required to deliver quantities in excess of 100% of forecasted requirements unless Vista has been given at least 120 days advance written notice of the quantities to be delivered which exceed the forecasted amounts; provided, however, that Vista shall use all commercially reasonable efforts to supply such excess.

     (d) No purchase order shall be modified or canceled except upon the mutual agreement of the parties. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the change order so states. Notwithstanding the foregoing, any purchase order may be cancelled by Medtronic as to any Systems which are not delivered within sixty (60) days of the delivery date requested by Medtronic, and any such cancellation shall not limit or affect any contract remedies available to Medtronic with respect thereto. Any such cancellation by Medtronic must be by written notice to Vista given within fifteen (15) business days after such 60th day.

     (e) All deliveries of Systems shall be F.O.B. Vista's manufacturing facility located at Westborough, Massachusetts. Except as provided in Section
4.3 above, Vista shall have no further responsibility for Systems, and all risk of damage to or loss or delay of Systems shall pass to Medtronic, upon their delivery at the aforesaid F.O.B point. All Systems deliveries shall be made by a common carrier specified by Medtronic or, in the event that no carrier shall have been specified by Medtronic on or before the date fifteen (15) days prior to the requested shipment date, a common carrier reasonably selected by Vista.

     (f) Vista shall inform Medtronic of any material changes in the Specifications for the Systems and, if such changes affect the applicable regulatory approvals of the Systems, Medtronic shall not be obligated to purchase such altered Systems.

     (g) Vista shall be responsible for packaging and any necessary sterilization of Systems purchased under this Agreement in accordance with specifications which are mutually satisfactory to the parties.

     (h)       Vista's     ***     , for purposes of determining the Transfer
Price, shall be mutually determined on a semi-annual basis as of the end of December and June of each year during the Initial Term, commencing December 31, 1998.

     4.6)      UPGRADES.  Vista shall make software and hardware upgrades available to Medtronic for the Systems at prices and on terms and conditions no less favorable than those offered to any other customers of Vista; provided that Vista shall provide upgrades to Systems placed under per procedure pricing contracts assigned by Vista to Medtronic pursuant to
Section 2.3(c)(ii) at no additional cost (the depreciated cost of such upgrades is included in the price paid by Medtronic pursuant to such Section 2.3(c)(ii)). Except as provided in Section 4.3 with respect to warranty replacement parts, Vista shall sell replacement parts for the Systems to
Medtronic at prices equal to Vista's    ***    thereof plus ***.

     4.7)      REPORTS AND AUDITS.

     (a) Medtronic shall provide Vista, on a quarterly basis, with current customer lists for Systems sold by Medtronic and physician users (of which Medtronic is aware) of the Systems in the Field of Use in the Territory. Medtronic also will periodically provide Vista with the customer name and address for each System installation in the Field of Use in the Territory for warranty and regulatory purposes. Medtronic shall report any "adverse events" (as defined by FDA regulations) promptly to Vista.

     (b) Medtronic shall keep accurate written records sufficient in detail to enable Medtronic's gross margin on Systems placed on a per procedure pricing basis, as reported by


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                                     -16-

Medtronic to Vista, to be determined on a quarterly basis and verified by Vista. Vista shall keep accurate written records sufficient in detail to enable Vista's fully burdened manufacturing cost, as reported by Vista to Medtronic, to be determined on a semi-annual basis and verified by Medtronic. Such records shall be retained by the reporting party for a period of not less than five years after the end of such period. Upon reasonable notice and during regular business hours, the reporting party shall from time to time (but no more frequently than semi-annually) make available such records for audit by independent accounting representatives selected by the other party (the "reviewing party") and reasonably acceptable to the reporting party to verify the accuracy of the statements provided. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to the reporting party prior to conducting such audit. Such representatives may disclose to Medtronic or Vista only their conclusions regarding the accuracy of Medtronic's calculation of its gross margin on Systems placed on a per procedure pricing basis or of Vista's calculation of its fully burdened manufacturing cost of the System, respectively, and shall not disclose the reporting party's confidential business information to the reviewing party without the prior written consent of the reporting party.
All audit fees and costs shall be paid by the reviewing party; provided that if such audit demonstrates that Medtronic's gross margin was understated, or Vista's fully burdened manufacturing cost was overstated, by more than 5% for any of the quarterly or semi-annual periods audited, then the reporting party shall pay such audit fees and costs of such representative.


                                    ARTICLE 5
               FIRST REFUSAL FOR DISTRIBUTION IN OTHER REGIONS

     5.1)      RIGHT OF FIRST REFUSAL.

     (a) In the event that Vista proposes to enter into any distribution or sales representative agreement with any third party regarding the sale or distribution of the Systems in the Field of Use in any region outside of the Territory (such regions consisting of Asia Pacific (excluding Japan) and Central/South America), then, prior to entering into any discussions regarding such distribution or sales representative agreement, Vista shall notify Medtronic in writing of such intention to enter into such discussions, including the material terms and provisions upon which Vista would be willing to enter into such a distribution or sales representative agreement for such region ("Vista's Notice").

     (b) For a period of 45 days after Medtronic's receipt of Vista's Notice (the "Exclusive Period"), Vista shall negotiate in good faith exclusively with Medtronic regarding such distribution or sales representative agreement for the applicable region specified in Vista's Notice. During the Exclusive Period, Vista will not solicit offers from, negotiate with, or provide information to any third party regarding any distribution or sales representative relationship for Systems in such region.

     (c) If Medtronic and Vista fail to reach mutual agreement upon the terms and provisions of a definitive agreement for such distribution or sales representative relationship, then Vista shall have 90 days from the earlier of expiration of the Exclusive Period or termination by Medtronic of negotiations between Vista and Medtronic in which to enter into a definitive agreement for such distribution or sales representative relationship with a third party for the applicable region specified in Vista's Notice; provided that Vista may not enter into such definitive agreements unless the terms and provisions thereof are, in the aggregate, more favorable to Vista than the terms and provisions proposed by Medtronic during the Exclusive Period. If Vista fails to enter into such definitive agreement for the applicable region within such 90-day period, then Medtronic's rights under this Section shall be reinstated and Vista may not enter into any distribution or sales representative relationship for the sale of Systems in such region without first giving Medtronic a new Vista's Notice and complying with the terms of this Section.


                                    ARTICLE 6
                             PRODUCT DEVELOPMENT

     6.1)      CUSTOMIZED SYSTEMS.  Medtronic may refer new product ideas or product customization requests for the Systems in the Field of Use to designated Vista marketing representatives. Vista shall consider development of Medtronic's custom product requests in a reasonable and timely manner consistent with the way in which Vista undertakes custom product requests for any other Vista customers.

     6.2)      NEW PRODUCTS.  Vista and Medtronic shall each have the right to offer to the other party the opportunity to co-develop products or technologies with potential application in the Field of Use which the offering party owns or has the right to use, subject to such mutually acceptable terms and conditions as the parties may agree. The cost of such co-development efforts shall be shared as may be mutually agreed to by the parties.


                                    ARTICLE 7
                              TERM AND TERMINATION

     7.1)      INITIAL TERM.  The initial term (the "Initial Term") for
Medtronic's rights and obligations as (i) the exclusive distributor for Systems in the United States shall be as set forth in Section 2.1(a), and
(ii) the exclusive distributor for Systems in Europe, the Middle East and Africa and the Extended Geographies, shall commence on the date of the Original Sales Agreement (or the date of Amendment No. 1 with respect to the Extended Geographies) hereof and continue until April 30, 2003.

     7.2)      RENEWAL TERM; PERFORMANCE OBJECTIVES.

     (a) The Initial Term shall be automatically renewed for an additional two-year period (the "Renewal Term"), unless such Initial Term has been terminated by Vista due to Medtronic's failure to achieve certain reasonable and mutually agreeable performance objectives to be established by the parties (the "Performance Objectives"). There shall be annual Performance Objectives with respect to Medtronic's rights and obligations as the exclusive distributor for Systems in the United States on an aggregate basis, and annual Performance Objectives with respect to Medtronic's rights and obligations as the exclusive distributor for Systems in Europe, the Middle East and Africa and the Extended Geographies on an aggregate basis.

     (b)       Vista and Medtronic shall negotiate in good-faith to establish
(i) on or before December 31, 1997 and annually thereafter, annual aggregate Performance Objectives for Europe, the Middle East and Africa and the Extended Geographies during the Initial Term, and (ii) on or before the beginning of Phase II and annually thereafter, annual Performance Objectives, including pricing and marketing strategies, for the United States during the Initial Term. The Performance Objectives shall take into account such factors as the size of the market, price of the Systems, potential applications of the Systems, selling cycle, Vista's manufacturing capacity, size of the relative sales forces, and other relevant factors. The Performance Objectives for Europe, the Middle East and Africa and the Extended Geographies shall include aggregate sales volume targets and regulatory approval requirements.

     (c) The parties shall, within 90 days preceding the commencement of the Renewal Term, establish mutually acceptable Performance Objectives for such Renewal Term.

     7.3)      TERMINATION FOR FAILURE TO MEET PERFORMANCE OBJECTIVES OR
ABANDONMENT OF AREA.

     (a) Subject to Article 9 hereof, if Medtronic fails to meet the Performance Objectives for the United States, Vista shall have the right to terminate Medtronic's rights and obligations as exclusive distributor of Systems in the United States. Subject to Article 9 hereof, if Medtronic fails to meet the Performance Objectives for Europe, the Middle East, and Africa and the Extended Geographies, Vista shall have the right to terminate Medtronic's rights and obligations as distributor for Europe, the Middle East and Africa and the Extended Geographies. Vista shall give Medtronic written notice of any such intent to terminate, and Medtronic shall have sixty (60) days in which to cure such failure to meet the Performance Objectives. Vista's rights under this Section 7.3(a) shall be Vista's sole and exclusive remedy for Medtronic's failure to meet the Performance Objectives.

     (b) In addition to Vista's rights under subsection (a) above and whether or not Medtronic has met the aggregate Performance Objectives for Europe, the Middle East and Africa and the Extended Geographies, if at any time after commercial release of the Systems Medtronic is making no efforts (and has no plans to make such efforts) to sell, distribute, or promote the Systems in Europe, the Middle East, Africa or the Extended Geographies, then Vista shall have the right to terminate Medtronic's rights and obligations as distributor with respect to such geographic area in which no efforts are being made or are planned (i.e. either Europe, the Middle East or Africa, as applicable). Vista shall give Medtronic written notice of any such intent to terminate, and Medtronic shall have sixty (60) days in which to commence such sales efforts (or provide a plan to commence such sales efforts) in such geographic area. Except as provided in Subsection 7.3(a), Vista's rights under this Subsection 7.3(b) shall be Vista's sole and exclusive remedy for any failure by Medtronic to sell, distribute or promote the Systems.

     (c) Upon any such termination pursuant to Subsections 7.3(a) or 7.3(b) above, Vista will repurchase from Medtronic, at Medtronic's cost, Medtronic's entire inventory of Systems

(excluding demonstration Systems) and related accessories that do not contain Medtronic's name or trademarks as of the termination date relating to the geographic area to which such termination relates.

     7.4)      TERMINATION FOR CHANGE OF CONTROL.

     (a) Vista shall be entitled to terminate Medtronic's rights and obligations as exclusive distributor in the United States if a bona fide third-party transaction has resulted in a Change of Control of Vista. On or before such Change of Control, Vista shall give Medtronic written notice of any such intent to terminate, which termination shall be effective six months after the effective date of the Change of Control.

     (b)       Upon any such termination pursuant to Subsection 7.4(a) above,
Vista will (i) pay Medtronic    ***     plus an amount equal to Medtronic's
cumulative losses before interest and taxes, if any, up to     ***
incurred by Medtronic from and after the beginning of Phase I; and (ii) repurchase from Medtronic, at Medtronic's cost, Medtronic's entire inventory of Systems (including demonstration Systems) and related materials that do not contain Medtronic's name or trademarks as of the termination date relating to the geographic area to which such termination relates.

     (c) In no event, however, shall Vista have the right to terminate Medtronic's rights as the exclusive distributor for the Systems in Europe, the Middle East and Africa and the Extended Geographies, or any other region other than the United States, by reason of any "Change of Control" of Vista.

     7.5)      MEDTRONIC'S TERMINATION FOR VISTA BREACH.

     (a) Subject to Article 9 hereof, if Vista breaches any of its material obligations under this Agreement with respect to Article 2 and/or
Article 3 of this Agreement, then Medtronic shall be entitled to terminate Medtronic's rights and obligations under Article 2 and/or, at Medtronic's election, Article 3 of this Agreement. Medtronic shall give Vista written notice of any such intent to terminate, specifying whether such termination will apply to Medtronic's rights and obligations under Article 2 or Article 3, or both, and Vista shall have sixty (60) days in which to cure such material breach.

     (b) Upon any such termination pursuant to Subsection 7.5(a) above, Vista will repurchase from Medtronic, at Medtronic's cost, Medtronic's entire inventory of Systems (including demonstration Systems) and related materials that do not contain Medtronic's name or trademarks as of the termination date relating to Medtronic's rights and obligations under Article 2 and/or Article 3 of this Agreement, as applicable.

     7.6)      VISTA'S TERMINATION FOR MEDTRONIC BREACH.


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                                     -20-

     (a) Subject to Article 9 hereof and except as otherwise provided in Section 7.3, if Medtronic breaches any of its material obligations under this Agreement with respect to Article 2 and/or Article 3 of this Agreement, then Vista shall be entitled to terminate Medtronic's rights and obligations under Article 2 and/or, at Vista's election, Article 3 of this Agreement. Vista shall give Medtronic written notice of any such intent to terminate, specifying whether such termination will apply to Medtronic's rights and obligations under Article 2 or Article 3, or both, and Medtronic shall have sixty (60) days in which to cure such material breach.

     (b) Upon any such termination pursuant to Subsection 7.6(a) above, Vista will repurchase from Medtronic, at Medtronic's cost, Medtronic's entire inventory of Systems (excluding demonstration Systems) and related materials that do not contain Medtronic's name or trademarks as of the termination date relating to Medtronic's rights and obligations under Article 2 and/or Article 3 of this Agreement, as applicable.

     7.7)      RIGHTS AND OBLIGATIONS ON TERMINATION.  In the event of
termination of all or a portion of this Agreement for any reason, the parties shall have the following rights and obligations:

     (a) Termination of all or a portion of this Agreement shall not release either party from the obligation to make payment of all amounts previously due and payable;

     (b) In the event of the termination of Medtronic's distribution rights with respect to all of Europe, the Middle East and Africa and the Extended Geographies in accordance with Section 7.3(a), Section 7.5 or
Section 7.6, or with respect to Europe, the Middle East, Africa or the Extended Geographies in accordance with Section 7.3(b), then (i) Vista shall have the right, at its option, to cancel any or all purchase orders for Systems which provide for delivery to such geographic area after the effective date of termination, (ii) Medtronic shall assign, at Vista's cost, all regulatory approvals and files regarding sales of Systems in such geographic area to Vista, and (iii) Medtronic and Vista shall cooperate to assure continued service and support to customers in such geographic area who purchased Systems from Medtronic. Vista hereby acknowledges Medtronic's right to continue to sell Systems purchased from Vista to any person or entity until such time as Medtronic's entire inventory of Systems is sold; and

     (c) Without limitation of Section 11.6 hereof, the parties' payment and audit obligations pursuant to Articles 2 and 3 hereof, and the parties obligations pursuant to Articles 8, 10 and 11 hereof, shall survive termination of this Agreement.

     (d) Upon any termination of Medtronic's exclusive distribution of Systems in any portion of the Territory, (i) Vista will repurchase from Medtronic all Systems on Medtronic's books that have been placed in such portion of the Territory with respect to which Medtronic's rights are terminated with a customer on a per procedure pricing basis and all demonstration units related to such portion of the Territory with respect to which Medtronic's rights are terminated for a price equal to the total *** of such Systems, and (ii) Medtronic shall




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                                     -21-
cooperate with Vista to transfer and assign to Vista all contracts for the placement of Systems on a per procedure pricing basis in such portion of the Territory that Medtronic entered into prior to such termination.


                               ARTICLE 8
                           INDEMNIFICATION

     8.1)      VISTA'S LIABILITY.  Vista shall indemnify, defend  and hold harmless Medtronic and each of its subsidiaries, officers, directors, employees, shareholders and distributors from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) ("Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) any breach of representation, warranty, covenant or agreement on the part of Vista under this Agreement, (ii) total or partial Systems recalls, or (iii) alleged defects in materials, workmanship, product performance, or design of the Systems, but in any event excluding matters for which Medtronic is responsible under Section 8.2 below. Vista shall maintain product liability insurance or self-insurance in such amounts as is advisable pursuant to ordinary good business practice for a similar company in a similar type of business, and shall provide Medtronic with evidence of this coverage.

     8.2)      MEDTRONIC'S LIABILITY.  Medtronic shall indemnify, defend and hold harmless Vista and each of its subsidiaries, officers, directors, employees, shareholders and suppliers from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) ("Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) any breach of representation, warranty, covenant or agreement on the part of Medtronic under this Agreement, (ii) product claims whether written or oral, made or alleged to be made, by Medtronic in its advertising, publicity, promotion, or sale of any Systems where such product claims were not provided by or approved by Vista, or (iii) negligent handling by Medtronic of the Systems, but in any event excluding matters for which Vista is responsible under Section 8.1 above.

     8.3)      THIRD PARTY CLAIMS.  If a claim by a third party is made
against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 8, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not materially adversely affect the indemnifying party's ability to defend such claim against a third party. The indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party, as provided below. If the indemnifying party elects to settle or defend such claim, it shall notify the indemnified party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the indemnified party is due) of its intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of its election within thirty (30) days (or such shorter period provided above) after receipt of the indemnified party's notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement or defense of any claim, (i) both the indemnified party and indemnifying party shall act in good faith, (ii) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party or of its subsidiaries, (iii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that all fees, costs and expenses of such counsel in an action controlled by the indemnifying party shall be borne by the indemnified party, unless the indemnifying party and indemnified party have different available defenses to such third party claim, in which case such fees, costs and expenses shall be borne by the indemnifying party, (iv) no entry of judgment or settlement of a claim may be agreed to without the written consent of both the indemnified party and the indemnifying party, which consents shall not be unreasonably withheld, and (v) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of such claim pursuant to this Article 8. So long as the indemnifying party is reasonably contesting any such claim in good faith as permitted herein, the indemnified party shall not pay or settle any such claim; provided that the indemnified party may settle any such claim so long as the indemnifying party is not adversely affected thereby. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of, and the right to participate pursuant to (iii) above in any hearing or other court proceeding relating to such claim.

     8.4)      COOPERATION AS TO INDEMNIFIED LIABILITY.  Each party hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party's control, if deemed reasonably necessary or appropriate by any party in the defense of any claim which may give rise to indemnification hereunder.


                                   ARTICLE 9
                                 FORCE MAJEURE

     9.1)      FORCE MAJEURE.  "Force Majeure" shall mean any event or
condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder, such as act of God, act of government, war or related actions, civil insurrection, riot, sabotage, strike, epidemic, fire, flood, windstorm, and similar events.

     9.2)      NOTICE.  Upon giving notice to the other party, a party
affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

     9.3)      SUSPENSION OF PERFORMANCE.  During the period that the
performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.


                                  ARTICLE 10
                            INTELLECTUAL PROPERTY

     10.1)     TRADEMARK LICENSE.  Medtronic shall have a royalty-free
license to use all trademarks, trade names and logotypes of Vista relating to the Systems solely in connection with the sale or other distribution, promotion, advertising and/or maintenance of the Systems in the Field of Use. Medtronic shall acquire no right, title or interest in such Vista trademarks, trade names and logotypes, other than as provided for above, and Medtronic shall not use any Vista trademarks, trade names and logotypes as part of Medtronic's corporate or trade name or permit any third party under Medtronic's control to do so without the prior written consent of Vista. All rights under this Section 10.1 shall terminate upon termination of this Agreement under Article 7, subject to Section 7.5(b).

     10.2)     OWNERSHIP.  Vista represents and warrants to Medtronic the following: Vista is the exclusive owner or licensee of all right, title and interest in and to all Intellectual Property used in the research, design, development, manufacture or sale of the Systems (the "Vista Intellectual Property") free and clear of any liens, charges, security interests, mortgages, pledges, restrictions, adverse claims or any other encumbrances of any kind. Neither Vista, its business, any of the Systems, nor the execution and performance of this Agreement and the transactions contemplated herein, infringes, misuses, misappropriates or conflicts with the rights, including patent and other intellectual property rights or contract rights, of others. To the knowledge of Vista, the Vista Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding. To the knowledge of Vista, Vista has not failed to take any necessary steps or appropriate actions to record its interests, or to protect its rights, in the Vista Intellectual Property. To the knowledge of Vista, no person or entity nor such person's or entity's business or products has infringed, misused, misappropriated or conflicted with the Vista Intellectual Property or currently is infringing, misusing, misappropriating or conflicting with the Vista Intellectual Property.

     10.3)     PROTECTION OF VISTA'S INTELLECTUAL PROPERTY AND IMPROVEMENTS.
During the term of this Agreement, Vista shall promptly inform Medtronic of any invention, improvement, upgrading or modification relating to the Systems or Vista's Intellectual Property relating to the Systems.

                                  ARTICLE 11
                                MISCELLANEOUS

     11.1)     NON-DISCLOSURE.  Except as permitted or required for
performance by the party receiving such Confidential Information of its rights or duties hereunder, each party agrees (i) not to disclose or use any Confidential Information of the other party obtained in connection with the performance of this Agreement, and (ii) not to disclose or provide any of such Confidential Information of the other party to any third party and to take appropriate measures to prevent any such disclosure by its present and future employees, officers, agents, subsidiaries, or consultants.

     11.2)     RELATIONSHIP.  This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

     11.3)     ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of Vista herein may not be assigned except to any person who succeeds to substantially all of the assets and business of Vista to which this Agreement relates, and (ii) the rights and obligations of Medtronic herein may not be assigned except to an Affiliate of Medtronic or to any person who succeeds to substantially all of that portion of Medtronic's business to which this Agreement relates.

     11.4)     COMPLETE AGREEMENT.  This Agreement, the Investment Agreement,
the Investors' Rights Agreement, the Supplemental Rights Agreement, and the Exhibits hereto and thereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto. This Agreement replaces the Original Sales Agreement and Amendment No. 1 as of the Effective Date.

     11.5)     GOVERNING LAW.  This Agreement shall be governed by and
interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

     11.6)     SURVIVAL.  All of the representations, warranties, and
covenants made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect.

     11.7)     WAIVER, DISCHARGE, AMENDMENT, ETC.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

     11.8)     COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

     11.9)     TITLES AND HEADINGS; CONSTRUCTION.  The titles and headings to
Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

     11.10) BENEFIT. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.11)    NOTICES.  All notices or other communications to a party
required or permitted hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation of transmission) or certified mail (return receipt requested) to such party at the following addresses (or at such other addresses as shall be specified by like notice):

if to Medtronic, to:

               Medtronic, Inc.
               Corporate Center
               7000 Central Avenue N.E.
               Minneapolis, MN  55432
               Attention:  General Counsel
               FAX (612) 572-5459

with a copy to:

               Medtronic, Inc.
               Corporate Center
               7000 Central Avenue N.E.
               Minneapolis, MN  55432
                    Attention: Vice President, Marketing and Minimally Invasive Cardiac Surgery
               FAX (612) 514-6718

and if to Vista, to:

               Vista Medical Technologies, Inc.
               5451 Avenida Encinas, Suite A
               Carlsbad, CA 92008
               Attention: John Lyon
               FAX (619) 603-9170
with a copy to:

               Brobeck Phleger & Harrison LLP
               550 West C Street, Suite 1300
               San Diego, CA 92101
               Attention: Craig Andrews
               FAX (619) 234-3848

Medtronic or Vista may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

     11.12)    ILLEGALITY.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     11.13)    PUBLIC ANNOUNCEMENT.  Each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable law or any exchange upon which such party's capital stock is listed or traded, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by Medtronic and Vista. The foregoing shall not restrict either party's communications with employees, customers or private investors.

     11.14)    EXECUTION OF FURTHER DOCUMENTS.  Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

               IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Sales Agreement to be executed in the manner appropriate to each, as of the date first above written.

                                        VISTA MEDICAL TECHNOLOGIES, INC.


                                        By   /s/ John R. Lyon
                                           -------------------------------------
                                        Its  Chief Executive Officer
                                           -------------------------------------


                                        MEDTRONIC, INC.


                                        By   /s/ Clinton W. Owens
                                           -------------------------------------

                                        Its  Vice President, Marketing and
                                             Minimally Invasive Cardiac Surgery
                                             -----------------------------------


ATTACHMENTS:
               Schedule 1.1  - "Europe, the Middle East, and Africa"
               Schedule 3.3  - System Components
               Schedule 4.3  - Vista's current System product warranty

                                    Schedule 1.1

                        "EUROPE, THE MIDDLE EAST AND AFRICA"


1. EUROPE. Europe shall include all of continental Europe, and further include the United Kingdom, Ireland and the Scandinavian countries and Eastern Europe, including the Czech Republic, Serbia, Russia and Central Independent States of the former USSR.

2. MIDDLE EAST. The Middle East shall include all of the Middle East north and east of the Red Sea, from Turkey in the north and west, to Iran in the east and Yemen in the south, excluding Afghanistan and Pakistan.

3. AFRICA. Africa shall include the entire continent of Africa and all islands appurtenant thereto.

                                   Schedule 3.3

                                 SYSTEM COMPONENTS

CardioView advanced visualization and information management system:

     Cardio 3DScope - A complete set of stereo cameras and endoscopes (either Miniature or Traditional).
          -A miniature camera 1.3" in length capable of attaching to retractor systems or delivered within the surgical field by attachment to malleable or rigid guide; or
          -Traditional 4.7 mm rotable Thoracoscope.

     CardioCamera - 1.3" in length miniature one chip mono camera to be placed within the body.

     CardioView - head mounted display system.
          -Lightweight, ergonomic display with LCD chips providing real time 3D video.
          -Image resolution equivalent to conventional TV monitor.
          -Can be worn with surgical loops.
          -Providing voice activated command for the delivery of patient information.
          -First generation to include TEE (Trans Esophageal Echo), "picture in picture".
          -Consisting of up to four head mounted displays operating off one central control unit. Standard system includes two HMDs.

     CardioConsole - Elegant, user friendly system to rack mount a customized information management system for Cardiothoracic surgery. CardioConsole will contain:

          CardioController - High resolution stereo image processor.
               -Will operate either the mono or stereo cameras.
               -Capable of running all cameras in cardiac surgery. -Can "slave" to other medical monitors in O.R.

          CardioRecorder - 3 dimensional CD ROM image recorder.

          CardioLight, Advanced single fiber light delivery technology.
               -Cogent Light xenon light source

          Standard 13" medical monitor.
               -For setup, calibration, and trouble shooting

                                  Schedule 4.3

                    VISTA'S CURRENT SYSTEM PRODUCT WARRANTY

    [INCORPORATED BY REFERENCE TO SCHEDULE 4.3 TO ORIGINAL SALES AGREEMENT]